                                                                      EXHIBIT 11

             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                     THREE MONTHS ENDED             NINE MONTHS ENDED
                                                        SEPTEMBER 30,                 SEPTEMBER 30,
                                                ------------------------------    ---------------------------
                                                   1996             1997              1996            1997
                                                -------------   -------------      ----------    ------------

Net loss                                          $(1,609,000)    $(2,321,000)    $(3,076,000)    $(7,288,000)
                                                =============   =============    ============    ============
Shares:
   Weighted average number of shares
    Outstanding                                     3,243,391       6,283,082       3,243,391       4,935,820
   Dilutive effect of options to be
    issued (1)                                        365,820         242,800         365,820         336,532
                                                -------------   -------------    ------------    ------------
   Total shares used in computing net
    loss per share                                  3,609,211       6,525,882       3,609,211       5,272,352
                                                =============   =============    ============    ============

Net loss per share (primary & fully dilutive)     $      (.45)    $      (.36)    $      (.85)    $     (1.38)
                                                =============   =============    ============    ============
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(1) Reflects the shares of Common Stock issuable to employees related to exercisable options that are outstanding under the Equity Appreciation Plan, less shares assumed to be repurchased using the treasury stock method.